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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

                           RANGE PRODUCTION INCREASES

FORT WORTH, TEXAS, APRIL 17, 2003...RANGE RESOURES CORPORATION (NYSE: RRC) today reported that first quarter 2003 production volumes rose to 154 Mmcfe per day, of which 75% was natural gas. This represents a 3.3% increase over first quarter 2002 and a 3.2% increase over fourth quarter 2002. The increase was due to wells brought on production in late 2002 and early 2003. With the benefit from wells that went on production in the first quarter and those expected to go online shortly, second quarter production should rise further.

The Company also indicated that approximately $25 million of its $105 million capital budget had been expended in the first quarter, funding the drilling of 57 (35.1 net) wells and 7 (4.9 net) recompletions. Only 2 (2.0 net) of the projects, having an aggregate cost of approximately $500,000, proved unproductive. By March 31, 29 (19.6 net) of these wells had been placed on production. The remaining wells were in various stages of completion or waiting on pipeline connection. Drilling activity in the second quarter is expected to remain high. The Company currently has 11 rigs running.

The results of several recent projects are of particular note. At West Cameron 45 #20 in the Gulf of Mexico production continues to exceed 6.0 Mmcfe per day net. Also, Ship Shoal 28 #40, a discovery well drilled in late 2002, is expected to go on production before the end of April. In the Texas Panhandle, the Company completed six successful wells in the first quarter. Most significantly, drilling at the 34,000 acre Courson Ranch area has yielded its third Morrow sand success. The Courson Ranch #2-141 was placed on production earlier this week at maximum allowable rate of 2.3 (1.2 net) Mmcfe per day. The Company owns a 73% working interest in the Courson Ranch acreage. Up to nine additional wells are currently anticipated to be drilled at Courson Ranch during the remainder of 2003. In West Texas, the Company's oil waterflood redevelopment project at the Furhman-Mascho field is progressing as planned. Currently two rigs are being utilized to drill in-fill producing wells and other wells are being converted to water injection wells. Since year-end, production at Furhman-Mascho has increased 33% to over 1,000 net barrels of oil per day. Assuming continued success, production at Furhman-Mascho should increase another 50% before year-end.

Commenting on the announcement, John Pinkerton, Range's President, said, "Based on the success of last year's drilling program, production rose in the first quarter. Our drilling program is off to a solid start, and production is continuing to climb. While it is early in the year, we are currently on track to achieve our 2003 production and reserve growth goals."

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated capital expenditures, production rates, well costs and the number of wells to be drilled are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause



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actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by reference.

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                                             2003-8
Contact:      Rodney Waller, Senior Vice President
              Karen Giles
              (817) 870-2601
              www.rangeresources.com